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                                                                  EXHIBIT (8)(B)
           DATED THE EFFECTIVE DATE OF THE S-4 REGISTRATION STATEMENT
Center Financial Corporation
60 North Main Street
Waterbury, Connecticut 06702
Ladies/Gentlemen:
     We have acted as counsel to Center Financial Corporation, a Connecticut corporation (the "Company"), in connection with the proposed merger (the "Merger") of the Company with and into First Union Corporation, a North Carolina corporation ("First Union"), upon the terms and conditions set forth in the Agreement and Plan of Mergers (the "Agreement") dated as of June 14, 1996, by and among First Union, the Company, Centerbank and First Union Bank of Connecticut. At your request, in connection with the filing by First Union of the Registration Statement on Form S-4 (the "Registration Statement") in respect of the shares of FUNC Common Stock to be issued in the Merger and the preliminary Prospectus/Proxy Statement of First Union and the Company filed with the Securities Exchange Commission on August 14, 1996 (the "Prospectus/Proxy Statement") included as part thereof, we are rendering our opinion concerning certain federal income tax consequences of the Merger.
     For purposes of the opinion set forth below, we have relied, with the consent of First Union and the consent of the Company, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certificates of the officers of First Union and the Company delivered to us, and have assumed that such certificates will be complete and accurate as of the time the Corporate Merger becomes effective. We have also relied upon the accuracy of the Prospectus/Proxy Statement. Any capitalized term used and not defined herein has the meaning given to it in the Prospectus/Proxy Statement or, if not defined therein, in the appendices thereto (including the Agreement).
     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus/Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the States of North Carolina and Connecticut.
     Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be all the material federal income tax consequences of the Merger:
      (i) No gain or loss will be recognized for federal income tax purposes by the shareholders of the Company on the exchange of their shares of CFC Common Stock solely for shares of FUNC Common Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock) pursuant to the terms of the Merger.
      (ii) The federal income tax basis of the shares of FUNC Common Stock for which shares of CFC Common Stock are exchanged pursuant to the Merger (including the basis allocable to any fractional interest in any share of FUNC Common Stock) will be the same as the basis of such shares of CFC Common Stock exchanged therefor.
     (iii) The holding period for shares of FUNC Common Stock for which shares of CFC Common Stock are exchanged (including the holding period of any fractional share interest in FUNC Common Stock) will include the period that such shares of CFC Common Stock were held by the holder, provided such shares were a capital asset of the holder.
      (iv) The receipt of cash in lieu of fractional shares of FUNC Common Stock by a Company shareholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by First Union and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the CFC Common Stock allocable to the fractional share interest.
     This opinion may not be applicable to Company shareholders who received their CFC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

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     We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGERS -- Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Proxy Statement.
                                         Very truly yours,
                                         WACHTELL, LIPTON, ROSEN & KATZ